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EXHIBIT 99.4


 MICROISLET CHANGES STRATEGY TO ACCELERATE XENOTRANSPLANTATION CLINICAL TRIALS

SAN DIEGO, May 10, 2007 (PRIME NEWSWIRE) -- MicroIslet, Inc. (OTCBB:MIIS) (the "Company") announced today that it will refocus its business strategy and seek to initiate xenograft clinical trials in locations outside of the United States. This change in strategy is intended to shorten the time lines involved and reduce the costs associated with developing and marketing the Company's proprietary and patented islet cell transplantation technologies for use by people suffering from insulin-dependent diabetes.

In adopting this new strategy, the Company will shift its attention away from previously planned allotransplantation trials in the United States. By focusing exclusively on xenotransplantation trials, the Company will be able to reduce its operating expenses and shrink its present workforce from 22 to 15 employees. Additionally, President & CEO James R. Gavin III, M.D., Ph.D. has volunteered to reduce his annual compensation from $600,000 to $400,000. This restructuring is expected to save the Company up to $3 million over the next 12 months.

In executing its new strategy, MicroIslet will become more closely associated with Jonathan R. T. Lakey, Ph.D., M.S.M., who is one of the developers of the Edmonton Protocol -- the ground-breaking technology used worldwide in the treatment of type 1 diabetes -- and who has been a member of the Company's Scientific Advisory Board since 2002. Dr. Lakey will work with the Company to set up and coordinate new trials outside of the United States. While at the University of Alberta in Edmonton, Canada, Dr. Lakey's team helped establish over 40 islet transplantation programs worldwide. "MicroIslet's relationship with Dr. Lakey has been ongoing for several years and we are looking forward to his increased involvement with the Company and his input and expertise in assisting MicroIslet in the rollout of its clinical trials using porcine islets," commented Dr. Gavin. "I am pleased to expand my involvement in MicroIslet and to work with Dr. Gavin and the MicroIslet team to use this exciting technology to help people with diabetes all over the world," stated Dr. Lakey.

MicroIslet also announced that Chairman John J. Hagenbuch has agreed to lend the Company an additional $1 million for working capital purposes.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including MicroIslet's need to raise substantial additional funds in order to fund its new strategy and continue as a going concern, the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, including foreign government approvals for clinical trials outside the United States, dependence on the Mayo Foundation for Medical Education and Research as a sole source supplier of animal parts for pre-clinical and clinical studies, MicroIslet's need to raise substantial additional capital to proceed through human clinical trials and bring any product to market, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.

About MicroIslet

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

Additional information about MicroIslet can be found at www.microislet.com.

CONTACT:  MicroIslet, Inc.
          Kevin A. Hainley
          858-657-0287